Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

REPORTS INCREASE  IN ASSETS, LOANS AND DEPOSITS

May 1, 2009 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, reported increased total assets, loans, and deposits for the first quarter of 2009 announced Gary L. Nalbandian, Chairman, President and CEO.

First Quarter Financial Highlights

Quarter Ended
%
	03/31/09		03/31/08		Change
Total assets	$ 2.12	Billion	$ 1.96	Billion	8%

Total deposits	$ 1.67	Billion	$ 1.58	Billion	6%

Total loans (net)	$ 1.43	Billion	$ 1.20	Billion	19%

Total revenues	$ 24.8	Million	$ 24.6	Million	1%

Net income	$ 837,000		$ 3.2	Million	(74)%

Diluted net income per share	$ 0.13		$ 0.49		(73)%

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian stated “our focus on community banking produced a 25% increase in core consumer deposits and a 19% increase in loans as we continued to support the credit needs of our communities.”

2009 is our last year under the Commerce Bank network as we embark on an exciting new plan to expand into the metro Philadelphia market.  In June 2009, Commerce Bank/Harrisburg will rebrand to become

.  We continue to prepare for our merger with Republic First Bancorp. The new company will have $3.2 billion in assets and 45 offices in Pennsylvania and New Jersey.

Mr. Nalbandian noted the following highlights from the first quarter ended March 31, 2009:

➢	In this extremely difficult credit environment, net loans grew $226.9 million, or 19%, over the past twelve months to a total of $1.43 billion.

➢	We increased our allowance for loan losses by $4.6 million, or 40%, over the past twelve months.

➢	Total core deposits increased $112.5 million, or 7%, to $1.66 million.

➢	Core consumer deposits increased by $159.8 million, or 25%, over the previous twelve months to $802.1 million.

➢	Total assets reached $2.12 billion, an increase of 8%.

➢	Stockholders’ equity increased $8.7 million, or 8%, over the past twelve months to $119.0 million.

➢
Net income was $837,000 for the first quarter, compared to $3.2 million for the first quarter one year ago. Net income was impacted by a higher provision for loan losses and increased expense levels associated with our pending core system conversion as well as our pending merger with Republic First Bancorp.

➢	Diluted net income per share was $0.13 for the quarter, vs. $0.49 for the first quarter of 2008. This was a direct result of the lower net income recorded for the quarter.

➢	Total revenues grew $260,000, or 1%, for the first quarter of 2009 over the same quarter one year ago.

➢	Net interest income on a fully taxable basis for the quarter increased $947,000, or 5%, over the same period in 2008.

➢	The Company’s net interest margin for the first quarter of 2009 was 3.83%, down slightly from 4.07% for the same period one year ago.

➢	Core noninterest income increased by $133,000, or 2%, over the first quarter of 2008.

➢	Both the Company and its subsidiary bank continue to be “well-capitalized” under various regulatory capital guidelines as required by federal banking agencies.

➢
On November 7, 2008, the Company entered into an Agreement and Plan of Merger with Republic First Bancorp, Inc. (NASDAQ Market Symbol: FRBK) located in Philadelphia, PA.  The merger is expected to close in 2009 upon regulatory approval and the combined company will have total assets of approximately $3.2 billion.

➢	Effective with the rebranding, the Company’s stock will trade on the NASDAQ Global Select Market under the ticker symbol METR.

➢
On December 30, 2008, the Company entered into a Transition Agreement with TD Bank, N.A. and Commerce Bancorp, LLC (formerly Commerce Bancorp, Inc.) which terminates the Network Agreement and Master Services Agreement between the Company and TD Bank for data processing, item processing, branding and other ancillary services.  If all services are transitioned away from TD Bank by July 15, 2009, Commerce Bank/Harrisburg will receive a fee of $6 million from TD Bank which will substantially defray the costs of such transition.

➢
On November 10, 2008, the Company entered into a services agreement with Fiserv Solutions, Inc. to provide various services including: core system hosting, item processing, deposit and loan processing, electronic banking, data warehousing and other banking functions.

Income Statement

	Three months ended March 31,
(dollars in thousands, except per share data)	2009	2008	% Change
Total revenues	$24,836	$24,576	1%
Total expenses	20,627	18,901	9%
Net income	837	3,206	(74)%
Diluted net income per share	$0.13	$0.49	(73)%

Total revenues (net interest income plus noninterest income) for the first quarter increased $260,000 to $24.8 million, up 1% over the first quarter of 2008.

Net income totaled $837,000 for the first quarter of 2009, a decrease of $2.4 million, or 74%, from net income of $3.2 million for the first quarter of 2008. Net income per fully diluted share for the quarter was $0.13, a 73% decrease from the $0.49 recorded for the same period a year ago.

The decrease in net income is a direct result of higher provisions to the Bank’s allowance for loan losses combined with an increase in noninterest expenses associated with planning and training for the conversion of core processing, item processing and network infrastructure services to a new service provider.  Also impacting first quarter 2009 results were expenses associated with our pending acquisition of and merger with Republic First Bancorp.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2009 totaled $19.3 million, an increase of $754,000, or 4%, over the $18.6 million recorded a year ago.

The net interest margin for the first quarter of 2009 was 3.83%, down 24 basis points from the first quarter of 2008. Average interest earning assets for the quarter were up $202 million, or 11%, over the first quarter of 2008; however, the interest income associated with this increase was offset by a decrease in the yield on those earning assets as a result of a 200 basis point (bp) reduction in short-term market interest rates by the Federal Reserve Bank.

Average interest-bearing liabilities for the first quarter of 2009 were up $159 million, or 10%, over the same period one year ago.  Total interest expense for the quarter was down $3.6 million, or 38%, from the first quarter of 2008 as a result of a 91 bp reduction in the Company’s cost of funds.

Net interest income, on a tax equivalent basis, totaled $19.9 million in the first quarter of 2009, an increase of $947,000, or 5%, over the first quarter one year ago. Net interest margin on a fully-taxable equivalent basis was 3.94% for the first quarter vs. 4.15% for the same period one year ago.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due primarily to volume increases in the Company’s earning assets, as well as a decrease in the cost of funding sources.

(dollars in thousands)	Net Interest Income
March 31 2009 vs. 2008	Volume Increase	Rate Change	Total Increase	% Increase
Quarter	$ 851	$ 96	$ 947	5%

Noninterest Income

Noninterest income for the first quarter of 2009 totaled $5.5 million, down $494,000, or 8%, from $6.0 million a year ago.

	Three months ended March 31,
(dollars in thousands)	2009	2008	% Change
Deposit charges and service fees	$5,646	$5,676	(1	) %
Other income	480	317	51
Subtotal	6,126	5,993	2%
Loss on sale of student loans	(627)	0	-
Total noninterest income	$5,499	$5,993	(8	) %

The decline in total noninterest income compared to the same period one year ago is the result of a $627,000 loss recognized on the sale of $12.2 million of student loans during the first quarter of 2009.  Excluding this loss, core noninterest income increased by $133,000, or 2%, over the first quarter of 2008.

Non-interest Expenses

Non-interest expenses for the first quarter of 2009 were $20.6 million, up $1.7 million, or 9%, over $18.9 million recorded one year ago.  The breakdown of non-interest expenses for the quarter are shown in the following table:

	Three months ended March 31,
(dollars in thousands)	2009	2008	% Change
Salaries and employee benefits	$9,999	$8,881	13%
Occupancy and equipment	3,035	3,126	(3	) %
Advertising and marketing	520	837	(38	) %
Data Processing	2,034	1,705	19%
Regulatory assessments and related fees	782	1,138	(31	) %
Core system/conversion/branding	588	-
Merger/acquisition	230	-
Other expenses	3,439	3,214	7%
Total noninterest expenses	$20,627	$18,901	9%

Included in non-interest expenses for the first quarter of 2009 was $588,000 related to planning and training for the conversion of core processing, item processing and network infrastructure services from our current service provider, TD Bank, to our new service provider, Fiserv Solutions, Inc.  This conversion is planned for mid-2009.  Also included in non-interest expenses for the quarter was $230,000 associated with the Company’s pending acquisition of Republic First Bancorp which is expected to close upon regulatory approval. The increase in salary and benefit expenses includes the impact of additional staffing in operations and information technology to handle the conversion processes as well as functions that are currently performed by TD Bank but will be performed in-house, post-conversion. Of particular note is that regulatory assessment costs were down $356,000, or 31%, for the first quarter of 2009 from the level incurred for the same period one year ago.  The above-listed totals for regulatory assessments and related fees include FDIC Insurance assessments of $735,000 and $427,000 for the first quarters of 2009 and 2008, respectively.  This represents an increase of $308,000, or 72%.  Excluding these assessments, all other regulatory related expenses decreased by $664,000, or 94%.

Balance Sheet

	March 31,
(dollars in thousands)	2009	2008	% Increase
Total assets	$2,115,301	$1,957,843	8%

Total loans (net)	1,430,105	1,203,231	19%

Total deposits	1,668,617	1,580,099	6%

Total core deposits	1,658,100	1,545,575	7%

Lending

Total gross loans increased $231.5 million, or 19%, to $1.45 billion from $1.21 billion one year ago, with the growth represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	03/31/09	% of Total	03/31/08	% of Total	$ Increase	% Increase
Commercial	$448,898	31%	$377,149	31%	$71,749	19%
Owner occupied	271,151	19	269,629	22	1,522	1%
Total commercial	720,049	50	646,778	53	73,271	11%
Consumer/residential	318,476	22	309,873	26	8,603	3%
Commercial real estate	407,811	28	258,207	21	149,604	58%
Gross loans	$1,446,336	100%	$1,214,858	100%	$231,478	19%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Non-performing assets/total assets	1.44%	1.30%	0.22%
Net loan charge-offs/average total loans	0.26%	0.04%	0.01%
Loan loss allowance/gross loans	1.12%	1.16%	0.96%
Non-performing loan coverage	55%	62%	309%
Non-performing assets/capital and reserves	22%	21%	4%

Non-performing assets and loans past due 90 days at March 31, 2009 totaled $30.4 million, or 1.44%, of total assets, as compared to $27.9 million, or 1.30% of total assets, at December 31, 2008 and $4.3 million, or 0.22%, of total assets one year ago. The Company’s first quarter provision for loan losses totaled $3.2 million, as compared to $975,000 recorded in the first quarter of 2008.  The increase in the provision for loan losses over the prior year is a result of the Company’s strong loan growth of $232 million over the past twelve months as well as the increase in the level of non-performing loans from March 31, 2008 to March 31, 2009. The allowance for loan losses totaled $16.2 million as of March 31, 2009, an increase of $4.6 million, or 40%, over the total allowance at March 31, 2008.  The allowance represented 1.12% and 0.96% of gross loans outstanding at March 31, 2009 and 2008, respectively.

Total net charge-offs for the first quarter were $3.7 million vs. $90,000 for the first quarter of 2008.  Two separate loan charge-offs, totaling $3.6 million, accounted for 97% of total net charge-offs for the quarter.  The Bank had made a specific reserve allocation of $1.8 million on one of those loans during the fourth quarter of 2008.

Core Deposits

Change in core deposits by type of account is as follows:

	March 31,
(dollars in thousands)	2009	2008	% Change	1st Quarter 2009 Cost of Funds
Demand non-interest-bearing	$310,219	$295,340	5%	0.00%
Demand interest-bearing	749,760	693,514	8	0.93
Savings	337,660	368,557	(8)	0.65
Subtotal	1,397,639	1,357,411	3	0.66
Time	260,461	188,164	38	3.33
Total core deposits	$1,658,100	$1,545,575	7%	1.08%

Change in core deposits by type of customer is as follows:

	March 31,	% of	March 31,	% of	%
(dollars in thousands)	2009	Total	2008	Total	Change
Consumer	$802,077	48%	$642,235	42%	25%
Commercial	528,375	32	560,568	36	(6)%
Government	327,648	20	342,772	22	(4)%
Total	$1,658,100	100%	$1,545,575	100%	7%

Consumer core deposits grew by $159.8 million, or 25%, over the past twelve months.

Investments

At March 31, 2009, the Company’s investment portfolio totaled $470.6 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at March 31, 2009:

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$61,786	$68,647	$130,433
Collateralized mortgage obligations (government agency or investment grade rated)	262,080	39,478	301,558
U.S. Government agencies/other	5,002	33,617	38,619
Total	$328,868	$141,742	$470,610
Duration (in years)	3.4	3.0	3.3
Average life (in years)	4.2	3.5	4.0
Quarterly average yield	4.06%	5.02%	4.18%

At March 31, 2009, the after tax depreciation of the Company’s available for sale portfolio was $14.6      million as compared to $17.3 million at December 31, 2008 and $9.6 million at March 31, 2008.  The improvement in the unrealized pre-tax loss from year end was the result of improving fair values in both agency and non agency securities.

Capital

Stockholders’ equity at March 31, 2009 totaled $119.0 million, an increase of $8.7 million, or 8%, over stockholders’ equity of $110.3 million at March 31, 2008. Return on average stockholders’ equity (ROE) for the first quarter of March 31, 2009 and 2008, respectively, is shown below:

Three Months Ended March 31,
2009	2008
2.91%	11.39%

The Company’s capital ratios at March 31, 2009 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.59%	5.00%
Tier 1	9.51%	6.00
Total Capital	10.46%	10.00

Stockholder Returns

	As of March 31, 2009
	Commerce	NASDAQ Bank Index	Russell 2000 Financial Services Index	S & P 500 Index
1 Year	(31)%	(39)%	(40)%	(38)%
5 Years	(6)%	(10)%	(9)%	(5)%
10 Years	5%	1%	3%	(3)%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control).  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, including those discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•
the Company’s ability to successfully transition all services currently provided to it, by TD Bank, N.A. and Commerce Bancorp LLC (formerly Commerce Bancorp, Inc.) to the Company’s new service provider, Fiserv Solutions, Inc.

•	the receipt of a $6 million fee from TD Bank if the transition of all services is completed by the required dates as called for in the Transition Agreement between the two parties;

•	whether the transactions contemplated by the merger agreement with Republic First will be approved by the applicable federal, state and local regulatory authorities;

•
the Company’s ability to complete the proposed merger with Republic First Bancorp, Inc., to integrate successfully Republic First’s assets, liabilities, customers, systems and management personnel into the Company’s operations, and to realize expected cost savings and revenue enhancements within expected timeframes;

•
the possibility that expected Republic First merger-related charges are materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at the effective date of the merger and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

•	adverse changes in the Company’s or Republic First’s loan portfolios and the resulting credit risk-related losses and expenses;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
general economic or business conditions, either nationally, regionally or in the communities in which either the Company or Republic First does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loss reserves;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;

•	unanticipated regulatory or judicial proceedings;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	effect of terrorists attacks and threats of actual war;

•	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.  The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.  For information, concerning events or circumstances after the date of this report, refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).